Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202692

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 6, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 27, 2016)

$

Great Plains Energy Incorporated

$                % Notes due 2020

$                % Notes due 2022

$                % Notes due 2027

$                % Notes due 2047

Great Plains Energy Incorporated is offering $        aggregate principal amount of Notes in four separate series. We are offering (i) $        aggregate principal amount of     % Notes due 2020 (the “2020 Notes”), (ii) $        aggregate principal amount of     % Notes due 2022 (the “2022 Notes”), (iii) $        aggregate principal amount of     % Notes due 2027 (the “2027 Notes”) and (iv) $        aggregate principal amount of     % Notes due 2047 (the “2047 Notes” and, together with the 2020 Notes, the 2022 Notes and the 2027 Notes, the “Notes”). The per annum interest rate on the 2020 Notes will be     %, the per annum interest rate on the 2022 Notes will be     %, the per annum interest rate on the 2027 Notes will be     % and the per annum interest rate on the 2047 Notes will be     %.

We will pay interest on the Notes of each series semi-annually in arrears on              and             of each year, beginning on                 , 2017. The 2020 Notes will mature on                 , 2020, the 2022 Notes will mature on                 , 2022, the 2027 Notes will mature on                 , 2027 and the 2047 Notes will mature on                 , 2047.

On May 29, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Westar Energy, Inc. (“Westar”) pursuant to which we will acquire all of Westar’s issued and outstanding stock (the “Merger”) and Westar will become our wholly owned subsidiary. The closing of this offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017 (the “End Date”), if the Merger is not consummated on or prior to such time on such date, or (ii) the date on which the Merger Agreement is terminated (each, a “Special Mandatory Redemption Trigger”), we will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such special mandatory redemption (the “Special Mandatory Redemption”). There is no escrow account for, or security interest in, the proceeds from the sales of the Notes for the benefit of holders of the Notes. See “Risk Factors” and “Description of the Notes — Redemption — Special Mandatory Redemption.” The Notes may also be redeemed at our option, in whole but not in part at any time before the End Date, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Merger will not be consummated on or before 5:00 p.m. (New York City time) on the End Date (the “Special Optional Redemption”). See “Description of the Notes — Redemption — Special Optional Redemption.” In addition, we may redeem the Notes of any series at our option at any time in whole or, from time to time, in part, as described in this prospectus supplement under the caption “Description of the Notes — Redemption — Optional Redemption.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be senior unsecured obligations of Great Plains Energy Incorporated exclusively (and not the obligation of any of our subsidiaries) and will rank equally with any existing and future senior unsecured indebtedness of Great Plains Energy Incorporated. The Notes will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks that are described in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and beginning on page 5 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discount		Proceeds to Great Plains Energy Incorporated Before Expenses
Per 2020 Note		%		%		%
Total 2020 Notes	$		$		$
Per 2022 Note		%		%		%
Total 2022 Notes	$		$		$
Per 2027 Note		%		%		%
Total 2027 Notes	$		$		$
Per 2047 Note		%		%		%
Total 2047 Notes	$		$		$

(1)	Plus accrued interest from March , 2017, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about March     , 2017.

Joint Book-Running Managers

Goldman, Sachs & Co. (All Notes)	Barclays (2020 Notes and 2047 Notes)	BofA Merrill Lynch (2022 Notes)

J.P. Morgan (2020 Notes and 2047 Notes)	MUFG (2022 Notes and 2027 Notes)	Wells Fargo Securities (2027 Notes)

Senior Co-Managers

Barclays (2022 Notes and 2027 Notes)	BofA Merrill Lynch (2020 Notes, 2027 Notes and 2047 Notes)	J.P. Morgan (2022 Notes and 2027 Notes)

MUFG (2020 Notes and 2047 Notes)	Wells Fargo Securities (2020 Notes, 2022 Notes and 2047 Notes)

Co-Managers

BNP PARIBAS (All Notes)	Mizuho Securities (All Notes)	SunTrust Robinson Humphrey (All Notes)

US Bancorp (All Notes)	KeyBanc Capital Markets (All Notes)	BNY Mellon Capital Markets, LLC (All Notes)	UMB Financial Services, Inc. (All Notes)

Prospectus Supplement dated March     , 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus dated September 27, 2016, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to the Notes offered hereby.

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus supplement or the accompanying prospectus or when we otherwise refer to ourselves herein or therein, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus supplement and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus supplement. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry, the Company and KCP&L (as defined herein);

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•

effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company and its subsidiaries can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•

financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage its transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar and the terms of those approvals;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•	the failure to obtain, or to obtain on favorable terms, any financings necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•

disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information, with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supersede this information. Our Annual Report on Form 10-K has been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L. We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the SEC), until the offering of the securities described in this prospectus supplement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017;

•	Our Current Reports on Form 8-K dated February 14, 2017 and filed with the SEC on February 21, 2017; and dated March 6, 2017 and filed with the SEC on March 6, 2017; and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein except to the extent specifically so indicated. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Our Company

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries and cash and cash equivalents and a time deposit to be used to fund a portion of the Cash Consideration (defined below) for the Merger (defined below). Our wholly owned direct subsidiaries with significant operations are as follows:

•

Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly owned subsidiary, Kansas City Power & Light Receivables Company.

•

KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

We also wholly own GPE Transmission Holding Company, LLC, which owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

Pending Westar Merger

On May 29, 2016, we and Westar entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, Westar and, from and after its accession thereto, GP Star, Inc., our wholly owned subsidiary and a Kansas corporation (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Westar (the “Merger”), with Westar continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and our wholly owned subsidiary.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, $5.00 par value, of Westar (the “Westar common stock”) issued and outstanding immediately prior to that time (other than shares owned by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar, us or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted automatically into the right to receive:

•	$51.00 in cash, without interest (the “Cash Consideration”); and

•

a number, rounded to the nearest 1/10,000 of a share, of validly issued, fully paid and nonassessable shares of our common stock equal to the Exchange Ratio (as described below) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

The Exchange Ratio is calculated as follows: if the volume-weighted average share price of our common stock on the New York Stock Exchange (the “NYSE”) for the 20-consecutive full trading days ending on (and including) the third trading day immediately prior to the closing date of the Merger is:

•	greater than $33.2283, the Exchange Ratio will be 0.2709;

•

greater than or equal to $28.5918 but less than or equal to $33.2283, the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the above volume-weighted average share price of our common stock; or

•	less than $28.5918, the Exchange Ratio will be 0.3148.

Immediately prior to the effective time of the Merger, each outstanding and unvested Westar restricted share unit, performance unit and any other contractual right to receive Westar common stock will be canceled and converted into the right to receive an amount in cash equal to the Cash Consideration, plus the amount in cash, without interest, equal to the Great Plains Energy average stock price multiplied by the Exchange Ratio for the Merger, plus dividend equivalents associated with such unit or right, subject to any withholding taxes.

The Merger Agreement also provides that upon consummation of the Merger, one director serving on the Westar board of directors immediately prior to the effective time of the Merger, to be selected by us in consultation with Westar, will be elected or appointed to our board of directors.

At a special meeting of Westar’s shareholders held on September 26, 2016, the proposal to approve the Merger was approved by holders of a majority of the shares of Westar common stock outstanding and entitled to vote on the proposal.

At a special meeting of our shareholders held on September 26, 2016, the following proposals were approved by our shareholders:

•	the issuance of shares of our common stock to the Westar shareholders in the Merger as contemplated by the Merger Agreement; and

•	an amendment to our articles of incorporation to increase the amount of our authorized capital stock, which amendment became effective on September 26, 2016.

The completion of the Merger remains subject to various customary conditions, including, among others:

•

receipt of all required regulatory approvals from, among others, the Federal Energy Regulatory Commission (the “FERC”), the Nuclear Regulatory Commission (the “NRC”), the Kansas Corporation Commission (the “KCC”) and the Public Service Commission of the State of Missouri (the “MPSC”) (provided that such approvals do not result in a material adverse effect on us and our subsidiaries, after giving effect to the Merger);

•	approval of the listing of our shares to be issued to the Westar shareholders in the Merger on the NYSE;

•	the absence of any material adverse effect with respect to Westar and its subsidiaries;

•	the absence of laws or judgments, whether preliminary, temporary or permanent, which may prevent, make illegal or prohibit the completion of the Merger; and

•

subject to certain materiality exceptions, the accuracy of the representations and warranties made by Westar and us, respectively, and compliance by Westar of its and by us of our respective obligations under the Merger Agreement.

In June 2016, we, KCP&L and Westar filed a joint application with the KCC for approval of the Merger. Under applicable Kansas regulations, KCC has 300 days following the filing to rule on the transaction. In December 2016, KCC staff filed its testimony and recommended that the KCC not approve the anticipated acquisition, citing concerns with the size of the acquisition premium, the amount of anticipated cost synergies and potential impacts to the quality of service provided to Kansas customers. In January 2017, we, KCP&L and Westar filed rebuttal testimony responding to KCC staff’s concerns. An evidentiary hearing was held in the case from January 30, 2017 through February 7, 2017 and a final order on the joint application is expected by April 24, 2017.

On February 22, 2017, the MPSC issued an order directing us to file an application with the MPSC for approval of the Merger. On February 23, 2017, we filed that application with the MPSC and on March 2, 2017 a procedural conference was held to address an expedited schedule for the various issues in the case. We are continuing to discuss scheduling with the MPSC. While there is not a statutory deadline for an MPSC ruling on the merger application, the MPSC has indicated that they intend to work towards a ruling on a timeline that generally corresponds with the joint application filed by us, KCP&L and Westar with KCC, where a final order is expected by April 24, 2017.

Prior to receiving the MPSC order to file an application for approval of the anticipated Merger, we had reached separate stipulations and agreements (the “Stipulations and Agreements”) with the MPSC staff and the Office of the Public Counsel (the “OPC”) in which the MPSC staff and OPC agreed that they would not file complaints alleging that MPSC approval was necessary in order for us to acquire Westar. The Stipulations and Agreements impose certain conditions on us, KCP&L and GMO in the areas of financing, ratemaking, customer service, corporate social responsibility and also include other general provisions. The Stipulation and Agreement with the MPSC staff, among other things, provides that retail rates for KCP&L Missouri and GMO customers will not increase as a result of the Merger and that in the event KCP&L’s or GMO’s credit ratings are downgraded below investment grade as a result of the Merger, KCP&L and GMO will be restricted from paying a dividend to us unless approved by the MPSC or until their credit ratings are restored to investment grade. The Stipulations and Agreements must still be approved by the MPSC and it is expected that they will be considered as part of our application for approval of the Merger.

In September 2016, we and Westar filed our respective Pre-Merger Notification and Report forms with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). In October 2016, the FTC granted our request for early termination of the waiting period under the HSR Act with respect to the Merger, and the DOJ also notified us that it has closed the investigation of the antitrust aspects of the Merger. In January 2017, the Federal Communications Commission consented to the Transfer of Control Application filed by us and Westar relating to the Merger. In addition, in July 2016, we and Westar filed applications with the FERC and NRC for approval of the Merger.

The Merger Agreement contains (a) customary representations and warranties of Westar and us, (b) covenants of Westar to conduct its businesses in the ordinary course and not to take certain actions prior to the closing of the Merger without the approval of us and (c) covenants of Westar and us with respect to, among other things, cooperation on seeking necessary regulatory approvals and access to information. We have agreed to use our reasonable best efforts to (i) obtain the financing contemplated by the Commitment Letter (as defined below), as described in further detail below under “— Bridge Facility Commitment Letter” and (ii) obtain regulatory approvals necessary to consummate the Merger, provided that we are not obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on us and our subsidiaries, including Westar and its subsidiaries, after giving effect to the Merger.

We and Westar have also agreed not to (a) solicit proposals relating to alternative business combination transactions or (b) subject to certain exceptions, enter into discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions. Prior to obtaining the approval of its shareholders, Westar had the right to terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a superior proposal that did not result from a material breach of the Merger Agreement, subject to complying with notice and other specified conditions, including providing us with the opportunity to propose revisions to the terms of the transaction contemplated by the Merger Agreement and the payment of the termination fee by Westar prior to or concurrently with such termination.

The Merger Agreement also contains certain termination rights of Westar and us, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by May 31, 2017, subject to extension in certain cases to the End Date. Either party may also terminate the Merger Agreement if an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable. In addition, Westar may terminate the Merger Agreement if all of the conditions to closing of the Merger have been satisfied or waived and we do not consummate the closing of the Merger on the day the closing should have been consummated and fail to consummate the closing within five business days of receipt of notice from Westar requesting such consummation.

The Merger Agreement provides that in connection with the termination of the Merger Agreement under specified circumstances relating to a failure to obtain regulatory approvals prior to the End Date, a final and nonappealable order enjoining the consummation of the Merger in connection with regulatory approvals or failure by us to consummate the Merger once all of the conditions have been satisfied, we may be required to pay Westar a termination fee of $380 million. In addition, in the event that the Merger Agreement is terminated by (a) either party because the closing has not occurred by the End Date or (b) Westar, as a result of our uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for us is publicly disclosed or made to us, if we enter into an agreement or consummate a transaction with respect to an acquisition proposal within twelve months following such termination, then we may be required to pay Westar a termination fee of $180 million. Similarly, in the event that the Merger Agreement is terminated by (x) either party because the closing has not occurred by the End Date or (y) us, as a result of Westar’s uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for Westar is publicly disclosed or made to Westar, if Westar enters into an agreement or consummates a transaction with respect to an acquisition proposal within twelve months following such termination, then Westar may be required to pay us a termination fee of $280 million.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Bridge Facility Commitment Letter

On May 29, 2016, and in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”), which are affiliates of Goldman, Sachs & Co. The Commitment Letter provides that, subject to the conditions set forth therein, GS Bank and GS Lending Partners will commit to provide a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”), consisting of (i) a $7.517 billion senior unsecured term loan to fund the Cash Consideration for the Merger and (ii) a conditional $500 million senior unsecured term loan for working capital purposes. The Bridge Facility would bear interest at LIBOR plus a margin ranging from 1.125% to 2.25%, depending on our credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Merger. Under the Commitment Letter, if the Bridge Facility were provided, GS Bank would act as sole bookrunner and sole lead arranger for the Bridge Facility and perform the duties customarily associated with such roles. On June 13, 2016, we entered into a Third Amendment to our Credit Agreement, dated as of August 9, 2010, and when the amendment became effective, the commitment for the conditional $500 million senior unsecured term loan for working capital purposes under the Bridge Facility automatically terminated. Following the completion of the offerings of our common stock and depositary shares described under “— October 2016 Financings” below, the amount of the senior unsecured term loan to fund the Cash Consideration for the Merger was reduced to $5.1 billion. It is anticipated that some or all of the Bridge Facility will be replaced or repaid by us through proceeds from one or a combination of the following: the issuances of the Notes offered hereby, the issuances of our common stock and Series B Preferred (as defined herein) in October 2016, the proposed issuance of our Series A Preferred (as defined herein) or the issuance of other securities, if any.

The commitment to provide the Bridge Facility is subject to certain conditions, including:

•	the consummation of the Merger pursuant to the Merger Agreement;

•	the absence of a material adverse effect with respect to Westar and its subsidiaries, taken as a whole;

•	the accuracy of certain representations and warranties;

•	the absence of certain defaults with respect to indebtedness of Great Plain Energy and its subsidiaries;

•	the delivery of certain financial information pertaining to each of us and Westar;

•	the absence of conflicts with any applicable law or order in any material respect; and

•	the receipt of customary closing documents. We will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

The foregoing summary of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, which was filed as Exhibit 10.73 to our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Preferred Stock Purchase Agreement

On May 29, 2016, we entered into a Stock Purchase Agreement (the “SPA”) with OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario (the “Investor”), pursuant to which we will, subject to the terms and conditions of the SPA, sell and issue to the Investor in a private placement 750,000 shares of our preference stock designated as “7.25% Mandatory Convertible Preferred Stock, Series A” (our “Series A Preferred”), without par value, for an aggregate purchase price equal to $750,000,000, which is $1,000 per share of Series A Preferred to be issued at the closing of the transaction contemplated by the SPA. It is expected that the Series A Preferred will be issued upon the consummation of the Merger.

Each share of our Series A Preferred is mandatorily convertible into our common stock three years after issuance at a price equal to the average volume-weighted average price (“VWAP”) of our common stock over 20-consecutive trading days commencing on the 22nd trading day prior to the date of conversion, subject to a minimum of 29.0855 shares of our common stock (the “Minimum Conversion Rate”) if the value is equal to or greater than $34.38 and a maximum of 34.9026 shares of our common stock (the “Maximum Conversion Rate”) if the value is less than or equal to $28.65, in each case, subject to adjustment pursuant to the terms of our Series A Preferred. The Investor can voluntarily convert its Series A Preferred into our common stock at any time at the Minimum Conversion Rate, subject to obtaining all necessary governmental approvals. The Investor can also convert its Series A Preferred upon certain fundamental changes, including certain mergers and acquisitions involving us at the “Fundamental Change Conversion Rate” and will also receive a “Fundamental Change Dividend Make-whole Amount” based upon the consideration paid as part of, and timing of, the fundamental change.

The Series A Preferred is entitled to a 7.25% quarterly dividend, payable in cash, our common stock or a combination thereof, in our discretion, and if paid in our common stock, our common stock will be valued at 90% of the average VWAP per share of our common stock for the five trading days of the dividend reference period. The Series A Preferred has a liquidation preference of $1,000 per share.

The SPA includes customary representations, warranties and covenants by the parties thereto. The transaction contemplated by the SPA is subject to various closing conditions, including the following:

•	approval of our shareholders to increase the number of authorized shares of our common stock required for conversion of our Series A Preferred;

•	no material adverse change having occurred with respect to us and our subsidiaries, including Westar and its subsidiaries;

•	the consummation of the Merger pursuant to the Merger Agreement;

•	accuracy of representations and warranties (with appropriate materiality qualifiers);

•	rendering of an applicable legal opinion;

•	absence of any law or governmental order that enjoins, prohibits or materially alters the terms of the transactions contemplated by the SPA; and

•	no material amendments to the Merger Agreement or the Commitment Letter.

In the event that we agree prior to the closing of the transaction contemplated by the SPA to issue in any private placement any shares of our preference stock on terms that are more favorable in the aggregate than our Series A Preferred, we have agreed to offer the same terms to the Investor.

In addition, we have agreed to enter into an Investor Rights Agreement, in the form attached to the SPA (the “Investor Rights Agreement”), with the Investor at the closing of the transaction contemplated by the SPA. Under the Investor Rights Agreement, we are obligated to file a shelf registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of our Series A Preferred, our common stock issued or issuable upon conversion of our Series A Preferred and any other equity securities or equity interests in any of our successors issued in respect of our Series A Preferred by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity, merger or similar event involving a change in our capital structure or any of our successors. The Investor will be entitled to certain customary demand registration rights and piggyback registration rights under the Securities Act. Additionally, the Investor will be entitled to name two directors to our board of directors if dividends payable with respect to our Series A Preferred are in arrears for two quarters and one observer on our board of directors if our credit rating is downgraded to below investment grade, so long as the Investor holds 50% of its original investment and subject to all necessary governmental approvals being obtained.

The foregoing summary of the SPA, including the description of the Investor Rights Agreement, and the transactions contemplated thereby, is not complete and is subject to, and qualified in its entirety by, the full text of the SPA (including the forms of the Investor Rights Agreement and the Certificate of Designations establishing our Series A Preferred), which was filed as Exhibit 10.74 to our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

October 2016 Financings

On October 3, 2016, we raised a total of approximately $2.4 billion (after underwriting discounts and other fees and expenses) through public offerings of 60,490,000 shares of our common stock and 17,250,000 depositary shares, each representing a 1/20th interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock, without par value (the “Series B Preferred”). We intend to use the aggregate net proceeds from both offerings to finance a portion of the Cash Consideration for the Merger.

Sources and Uses

The estimated sources and uses of the funds for the Merger, assuming the Merger had closed on December 31, 2016, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including:

•	the amount of net proceeds that we receive from this offering of the Notes;

•	the amount of net proceeds that we receive from the private placement of our Series A Preferred;

•	the Exchange Ratio used to determine the number of shares of our common stock to be issued as the Stock Consideration;

•	the amount of net proceeds that we receive from any other proposed offerings to finance the Merger (which depends on the net proceeds from this offering of the Notes); and

•	changes in our debt balances and net working capital from December 31, 2016 to the closing of the Merger.

There can be no assurance that the Merger will be consummated under the terms contemplated or at all.

(in millions)
Sources		Uses
Assumption of Long-term Debt at Westar	$3,651.7	Purchase of Westar Stock	$8,469.1
Notes Offered Hereby(1)	4,415.0	Assumption of Long-term Debt at Westar	3,651.7
2016 Common Stock and Series B Preferred Offerings(2)	2,462.5	Fees and Expenses(5)	396.2
Series A Preferred(3)	750.0
Stock Consideration(4)	1,237.8

Total Sources	$12,517.0	Total Uses	$12,517.0

(1)	Represents estimated gross proceeds of $4.4 billion from the issuance of the Notes offered hereby, without deduction for underwriting discounts and other fees and expenses.
(2)	Represents the gross proceeds of the October 2016 issuances of our common stock and Series B Preferred. See “—October 2016 Financings” above.
(3)	Represents estimated gross proceeds of the issuance of our Series A Preferred to the Investor, without deduction for discounts and other fees and expenses. See “—Preferred Stock Purchase Agreement” above.
(4)	Represents a number of shares of our common stock based on the Exchange Ratio. See “—Pending Westar Merger” above.
(5)	Represents estimated fees and expenses, including underwriting discounts, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Merger and the financing transactions.

The Offering

The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities” and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision.

Issuer	Great Plains Energy Incorporated

Notes Offered	We are offering $ aggregate principal amount of the 2020 Notes, $ aggregate principal amount of the 2022 Notes, $ aggregate principal amount of the 2027 Notes and $ aggregate principal amount of the 2047 Notes.

Maturity Dates	The 2020 Notes will mature on , 2020.

The 2022 Notes will mature on , 2022.

The 2027 Notes will mature on , 2027.

The 2047 Notes will mature on                     , 2047.

Interest	The per annum interest rate on the 2020 Notes will be %.

The per annum interest rate on the 2022 Notes will be %.

The per annum interest rate on the 2027 Notes will be %.

The per annum interest rate on the 2047 Notes will be     %.

Interest Payment Dates	Interest on the Notes of each series will be payable semi-annually in arrears on and of each year, beginning on , 2017.

Ranking	The Notes will be our senior unsecured obligations. They will rank equal in right of payment with our existing and future senior unsecured obligations and will be senior in right of payment to any existing and future subordinated indebtedness. The Notes will be effectively subordinated to any future secured indebtedness to the extent of the collateral securing that indebtedness and to all existing and future liabilities, including trade payables, of our subsidiaries. As of December 31, 2016, we had no outstanding secured indebtedness and our subsidiaries had outstanding $6.6 billion of total liabilities (excluding intercompany indebtedness), which included approximately $3.0 billion, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments.

Covenant	The supplemental indenture establishing the terms of the Notes of each series will contain a covenant that provides that if Great Plains Energy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Great Plains Energy directly owns, Great Plains Energy is required to secure the Notes equally and ratably with (or prior to) such indebtedness. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

Special Mandatory Redemption	Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption. See “Description of the Notes — Redemption — Special Mandatory Redemption.”

Special Optional Redemption	We will have the right to redeem the Notes, at our option, in whole but not in part, at any time before the End Date, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Merger will not be consummated on or before 5:00 p.m. (New York City time) on the End Date. See “Description of the Notes — Redemption — Special Optional Redemption.”

Optional Redemption	We will have the right to redeem (i) the 2020 Notes at any time prior to the maturity date thereof and (ii) the 2022 Notes, the 2027 Notes and the 2047 Notes at any time prior to the applicable Par Call Date therefor (as set forth in the table below), in each case, in whole or from time to time in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes being redeemed that would be due if, in the case of the 2020 Notes, such Notes matured on the maturity date thereof and, in the case of the 2022 Notes, the 2027 Notes and the 2047 Notes, such Notes matured on the applicable Par Call Date therefor (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), plus, in each case, accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date.

We will have the right to redeem the Notes (other than the 2020 Notes), at any time on or after the applicable Par Call Date therefor, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date. See “Description of the Notes — Redemption — Optional Redemption.”

Series	Par Call Date	Make-Whole Spread
2022 Notes	, 2022 (the date that is one month prior to maturity) (the “2022 Par Call Date”)

2027 Notes	, 2027 (the date that is three months prior to maturity) (the “2027 Par Call Date”)

2047 Notes	, 2046 (the date that is six months prior to maturity) (the “2047 Par Call Date”)

Form of Notes	One or more global securities held in the name of The Depository Trust Company (“DTC”) or its nominee in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Escrow Account	The aggregate net proceeds from the sale of the Notes will not be held in escrow, and holders of the Notes will not have any special access or rights to, or a security interest in or encumbrance of any kind on, the net proceeds from the sale of the Notes.

Further Issuances	We may create and issue further notes ranking equally and ratably with, and having the same terms as (except for the price to public, the issue date and the first interest payment date, as applicable), the Notes offered hereby. Any additional notes, together with the applicable series of Notes offered hereby, will constitute a single series of notes under the indenture; provided that if any such additional notes are not fungible for U.S. federal income tax purposes with the applicable Notes offered hereby, such additional notes will be issued under a separate CUSIP number.

Use of Proceeds	The aggregate net proceeds from this offering, after deducting the underwriting discounts and estimated expenses of the offering, are expected to be approximately $ . We intend to use the aggregate net proceeds of this offering to finance a portion of the Cash Consideration for the Merger, including fees or expenses incurred in connection with the Merger. See “— Pending Westar Merger.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our FERC-approved money pool and invest in short-term marketable securities. See “Use of Proceeds.”

This offering is not conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated on or prior to the End Date or the Merger Agreement is terminated at any time prior to such date, we expect to use the net proceeds of this offering together with cash on hand to redeem the Notes as described under “Description of the Notes — Redemption — Special Mandatory Redemption.”

Risk Factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement and page 5 of the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

No Listing of the Notes	We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system.

Governing Law	The indenture and the Notes will be governed by New York law.

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Summary Historical and Pro Forma Financial Information

Summary Historical Financial Information

The following summary historical financial information for the years ended December 31, 2014 through December 31, 2016 have been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth below is qualified in its entirety by reference to, and therefore, should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and our other financial information incorporated by reference herein.

	Year Ended December 31,
	2016	2015	2014
	(in millions, except per share data)
Income Statement Data:
Operating revenues	$2,676.0	$2,502.2	$2,568.2
Operating expenses	2,057.1	1,972.1	2,033.7

Operating income	$618.9	$530.1	$534.5

Income before income tax expense and income from equity investments	$460.2	$334.5	$358.5
Income from equity investments, net of income taxes	2.0	1.2	—

Net income	$290.0	$213.0	$242.8

Per Share Data:
Average number of basic common shares outstanding	169.4	154.2	153.9
Average number of diluted common shares outstanding	169.8	154.8	154.1
Basic and diluted earnings per common share	$1.61	$1.37	$1.57

Cash Flow Data:
Cash flows from operating activities	$784.0	$753.1	$698.2
Cash flows from investing activities	(1,683.5)	(734.4)	(779.8)
Cash flows from financing activities	2,181.3	(20.4)	84.0
Other Financial Data:
Depreciation and amortization	$344.8	$330.4	$306.0
Amortization of:
Nuclear fuel	26.6	26.8	26.1
Other	77.5	47.7	46.1
Utility capital expenditures	609.4	677.1	773.7

Summary Unaudited Pro Forma Financial Information

The following summary pro forma condensed combined financial information gives effect to the Merger, the proposed issuance of the Notes offered hereby and the expected issuance of our Series A Preferred to the Investor, in each case, to finance a portion of the Cash Consideration for the Merger (collectively referred to in this section as the “transactions”). The summary pro forma income statement data for the year ended December 31, 2016 give effect to the transactions as if they occurred on January 1, 2016. The summary pro forma balance sheet data as of December 31, 2016 gives effect to the transactions as if they occurred on December 31, 2016. Great Plains Energy has obtained committed financing in the form of the Bridge Facility. However, Great Plains Energy has prepared its pro forma financial statements assuming the Cash Consideration for the Merger will be financed through the transactions based on applicable market conditions, and as a result, these pro forma financial statements assume that Great Plains Energy will not borrow any amounts under the Bridge Facility. Any borrowings under the Bridge Facility would be classified as short-term debt in current liabilities.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and

(3) with respect to the pro forma statement of income, expected to have a continuing impact on the combined results of Great Plains Energy and Westar. As such, the impact of Merger-related expenses is not included in the accompanying pro forma statements of income. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to other current liabilities.

Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial statements incorporated by reference in this prospectus supplement, which should be read in connection with the summary unaudited pro forma financial information set forth below. Because the unaudited pro forma condensed combined financial statements have been prepared in advance of the completion of the Merger, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of the closing of the Merger.

The summary unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2016, for statements of income purposes, and on December 31, 2016, for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors” beginning on page S-17 of this prospectus supplement and the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived this summary unaudited pro forma condensed combined financial information from the unaudited pro forma condensed combined financial information and related notes contained in our Current Report on Form 8-K filed with the SEC on March 6, 2017, which is incorporated by reference in this prospectus supplement.

Year Ended December 31, 2016
(in millions, except per share data)
Pro Forma Condensed Combined Statement of Income Data:
Operating revenues	$5,235
Income from continuing operations	$545
Net income	$545
Earnings available for common shareholders	$416
Basic earnings per share of common stock	$1.60
Diluted earnings per share of common stock	$1.60

As of December 31, 2016
(in millions)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$266
Total assets	$27,769
Long-term debt(1)	$11,981
Total liabilities	$19,679
Total shareholders’ equity	$8,063
Noncontrolling interests	$27
Total equity	$8,090

(1)	Includes current portions of long-term debt and long-term debt of variable interest entities.

RISK FACTORS

An investment in the Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2016 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including risk factors relating to the Merger discussed under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference. As used in this section, “we,” “our,” “us” and the “Company” refer to Great Plains Energy Incorporated and not to any of its subsidiaries.

Special Mandatory Redemption Trigger — Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the Notes. In addition, the Notes may also be redeemed at our option if we determine, in our reasonable judgment, that the Merger will not be consummated on or before 5:00 p.m. (New York City time) on the End Date. If we redeem the Notes, holders may not obtain their expected return on the Notes.

The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Merger. We may not be able to consummate the Merger within the timeframe specified under “Description of the Notes — Redemption — Special Mandatory Redemption” or at all. See “Prospectus Supplement Summary — Our Company—Pending Westar Merger.”

Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption. The Notes may also be redeemed at our option, in whole but not in part, at any time before the End Date, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Merger will not be consummated on or before 5:00 p.m. (New York City time) on the End Date. Holders of the Notes will have no rights under the Special Mandatory Redemption provision if the Merger closes on or prior to the End Date, nor will holders of the Notes have any right to require us to repurchase the Notes if, between the closing of this offering and the completion of the Merger, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in any material respect.

If the Notes are redeemed, holders may not obtain their expected return on the Notes and may not be able to reinvest the proceeds from redemption in an investment that results in a comparable return. In addition, as a result of such redemption provisions of the Notes, the trading prices of the Notes may not reflect the financial results of our business or macroeconomic factors.

No Escrow Account — We are not obligated to place the net proceeds from the sales of the Notes in escrow prior to the closing of the Merger and, as a result, we may not be able to repurchase the Notes upon a Special Mandatory Redemption.

We are not obligated to place the net proceeds from the sales of the Notes in escrow prior to the closing of the Merger or to provide a security interest in those proceeds, and the indenture governing the Notes imposes no restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of Notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity securities. We may not be able to satisfy our obligation to redeem the Notes following a Special Mandatory Redemption Trigger because we may not have sufficient financial resources to pay the aggregate redemption price on the Notes. As a result, the net proceeds from the sales of the Notes may be subject to a greater risk of loss than if they were deposited into escrow, which may jeopardize our ability to fund the Merger or, upon the occurrence of a Special

Mandatory Redemption Trigger, the Special Mandatory Redemption. Our failure to redeem the Notes as required under the indenture would result in a default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the Notes.

Indebtedness — Our indebtedness could adversely affect our ability to fulfill our obligations under the notes.

Our consolidated indebtedness and debt service obligations are significant. As of December 31, 2016, our total consolidated long-term debt, including current maturities, was $3.7 billion, excluding unused commitments and contractual obligations and other commitments, and our total shareholders’ equity was $6.2 billion. Adjusted for this offering, as of December 31, 2016, our total consolidated long-term debt would have been $        billion, our total stand-alone debt would have been $        million and our total shareholders’ equity would have been unchanged. We may incur additional short-term and long-term debt from time to time to finance the construction requirements of KCP&L and GMO, pension benefit plan funding requirements, working capital, capital expenditures or other general corporate purposes, subject to the restrictions contained in the credit agreement that governs our senior unsecured revolving credit facility and in any other agreements under which we incur debt.

The indenture governing the Notes does not limit the amount of unsecured debt that we or our subsidiaries may incur. In general, the indenture also does not limit the amount of secured debt that we or our subsidiaries may incur. However, the supplemental indenture establishing the terms of the Notes will contain a covenant that provides that if Great Plains Energy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Great Plains Energy directly owns, we are required to secure the Notes equally and ratably with (or prior to) such indebtedness. The covenant does not apply to majority-owned subsidiaries indirectly owned by Great Plains Energy through intermediate subsidiaries, and is subject to other significant exceptions. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

The covenants contained in the indenture do not afford the holders of Notes any protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

Our debt could have important consequences to holders of the Notes, including the following:

•

we are required to use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our consolidated cash flow to fund the construction requirements of KCP&L and GMO, pension benefit plan funding requirements, working capital, capital expenditures and other general corporate requirements;

•

if prevailing interest rates increase, our interest expense could increase because a small portion of KCP&L’s debt and any borrowings under KCP&L’s, GMO’s or our senior unsecured revolving credit facilities will bear interest at floating rates;

•

our leverage increases our vulnerability to economic downturns, and adverse competitive and industry conditions could place us at a competitive disadvantage compared to those of our competitors that are less leveraged; and

•

our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or raise capital in the future and implement our business strategies.

Unsecured Obligations — Because the Notes are not secured and are effectively subordinated to the rights of secured creditors, the Notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.

The Notes are senior unsecured obligations and will rank equally with any future unsecured and unsubordinated debt and will be effectively junior to any future secured debt we may incur. The indenture governing the Notes does not limit the amount of unsecured debt that we or our subsidiaries may incur or restrict us or our subsidiaries from entering into sale and leaseback transactions. In general, the indenture also does not limit the amount of secured debt that we or our subsidiaries may incur. However, the supplemental indenture establishing the terms of the Notes will contain a covenant that provides that if Great Plains Energy itself incurs indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary which Great Plains Energy directly owns, we are required to secure the Notes equally and ratably with (or prior to) such indebtedness. This covenant is limited in its restrictions and subject to significant exceptions. See “Description of the Notes — Additional Covenant — Limitation on Liens.”

If we or our subsidiaries incur any secured debt, our assets and those of our subsidiaries which secure such debt will be subject to prior claims by our and their respective secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in any remaining assets ratably with all of our unsecured and unsubordinated creditors, including trade creditors. If we incur any additional obligations that rank equally with the Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to holders of the Notes. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Notes then outstanding would remain unpaid.

Structural Subordination — We depend upon dividends or other intercompany transfers from our subsidiaries to meet our obligations under the Notes. Claims of creditors of these subsidiaries may have priority over claims by us with respect to the assets and earnings of these subsidiaries.

The Notes will be direct unsecured obligations of Great Plains Energy exclusively, and not the obligation of any subsidiaries. Great Plains Energy is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt and other liabilities, including the Notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of dividends and principal and interest under intercompany indebtedness. As provided in the Stipulations and Agreements, we agreed that in the event KCP&L’s or GMO’s credit ratings are downgraded below investment grade as a result of the Merger, KCP&L and GMO will be restricted from paying a dividend to us unless approved by the MPSC or until their credit ratings are restored to investment grade. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or otherwise pay amounts due with respect to the Notes or to make specific funds available for such payments.

In addition, none of these subsidiaries is guaranteeing the Notes. All existing and future liabilities of our subsidiaries will be effectively senior to the Notes. Our rights and the rights of any holder of the Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation, bankruptcy or recapitalization will be subject to the prior claims of that subsidiary’s creditors and preferred equity holders, if any, except to the extent we may be a creditor with recognized claims against such subsidiary.

In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, the holders of the Notes may not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors and preferred equity holders, if any, of our subsidiaries.

As of December 31, 2016, our subsidiaries had $6.6 billion of total liabilities, excluding intercompany indebtedness.

No Prior Market for the Notes — There is no prior market for the Notes, and if a market develops, it may not be liquid and prices of the Notes may vary.

We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. We cannot assure holders of the Notes that any liquid market for the Notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the Notes following the offering. However, the underwriters have no obligation to make a market in the Notes and they may stop at any time. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, holders’ ability to sell their Notes or the price at which holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the Notes;

•	the outstanding amount of the Notes;

•	the terms related to mandatory and optional redemption of the Notes; and

•	the level, direction and volatility of market interest rates generally.

Great Plains Energy, KCP&L, GMO and certain of their securities are rated by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of debt securities issued by Great Plains Energy, including the Notes.

Market Risks — We expect the offering of the Notes will provide permanent partial financing for the Merger in lieu of or to repay borrowings under the Bridge Facility, and, as a result, we are subject to market risks, including market demand for debt offerings, interest rate volatility and adverse impacts on our credit ratings.

In connection with the Merger Agreement, we have obtained a commitment for the Bridge Facility, which may be used to finance a significant portion of the Merger. In October 2016, we completed public offerings of 60,490,000 shares of our common stock, which generated net proceeds of approximately $1.55 billion, and 17,250,000 depositary shares, each representing a 1/20th interest in a share of our Series B Preferred, which generated net proceeds of approximately $836 million. As a result of these offerings and an amendment to the Bridge Facility in June 2016, we have reduced the commitment under the Bridge Facility from $8.017 billion to $5.1 billion. The remainder of the permanent financing is anticipated to include the Notes offered hereby, supplemented by, as appropriate, corporate cash and short-term borrowings under our revolving credit facility.

Although we believe we have taken prudent steps to position us for successful capital raises, there can be no assurance as to the ultimate cost or availability of funds to complete the permanent financing.

Among other risks, the planned increase in indebtedness may:

•	make it more difficult for us to repay or refinance our debts as they become due during adverse economic and industry conditions;

•

limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;

•

require an increased portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of cash flows to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes;

•	result in a downgrade in the credit rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to our indebtedness;

•	reduce the amount of credit available to support hedging activities;

•	result in higher interest expense in the event of increases in interest rates since some of our borrowings are, and will continue to be, at variable rates of interest; and

•	require that additional terms, conditions or covenants be placed on us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Fiscal Years Ended December 31,
2016	2015	2014	2013	2012
2.81	2.58	2.72	2.75	2.31

For purposes of computing the ratio of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, equity investment income and losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

USE OF PROCEEDS

The aggregate net proceeds from this offering, after deducting the underwriting discounts and estimated expenses of the offering, are expected to be approximately $        . We intend to use the aggregate net proceeds of this offering to finance a portion of the Cash Consideration for the Merger, including fees or expenses incurred in connection with the Merger. See “Prospectus Supplement Summary — Our Company — Pending Westar Merger.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our FERC-approved money pool and invest in short-term marketable securities. As of March 1, 2017, our outstanding short-term indebtedness, including current maturities of long-term debt, was approximately $1,280.4 million with a weighted average interest rate of approximately 3.88%.

This offering is not conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated on or prior to the End Date or the Merger Agreement is terminated at any time prior to such date, we expect to use the net proceeds of this offering together with cash on hand to redeem the Notes as described under “Description of the Notes — Redemption — Special Mandatory Redemption.”

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our consolidated capitalization and short-term debt as of December 31, 2016:

•	on an actual basis;

•

as adjusted to give effect to the planned issuance of our Series A Preferred to the Investor, without deduction for discounts and other fees and expenses (see “Prospectus Supplement Summary — Our Company — Preferred Stock Purchase Agreement” and “— Sources and Uses” above); and

•	as further adjusted to give effect to the issuance and sale of the Notes offered hereby and the application of the gross proceeds therefrom as described under “Use of Proceeds” above.

Because the closing of this offering is not contingent upon the completion of the Merger, you should not assume that the issuance of our Series A Preferred, as reflected in the second column below, or the issuance of the Notes offered hereby, as reflected in the third column below, will take place. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	December 31, 2016
	Actual	As Adjusted for the Expected Series A Preferred Issuance	As Further Adjusted for the Notes Offered Hereby
	(in millions)
Short-term debt (includes current maturities):	$889.3	$889.3		$889.3

Long-term debt:
2020 Notes offered hereby	—	—
2022 Notes offered hereby	—	—
2027 Notes offered hereby	—	—
2047 Notes offered hereby	—	—
Unamortized discounts	—	—
Total consolidated KCP&L long-term debt	$2,580.4	$2,580.4		$2,580.4
Total consolidated GMO long-term debt	446.6	446.6		446.6
Total Great Plains Energy long-term debt(1)	737.5	737.5		737.5
Unamortized discount and premium, net and debt issuance costs	(17.2)	(17.2)		(17.2)

Total debt	$3,747.3	$3,747.3	$
Less current maturities	(382.1)	(382.1)		(382.1)

Total long-term debt	$3,365.2	$3,365.2	$

(1)	Excluding the Notes offered hereby.

	December 31, 2016
	Actual	As Adjusted for the Planned Series A Preferred Issuance	As Further Adjusted for the Notes Offered Hereby
	($ in millions)
Shareholders’ equity:
Total common shareholders’ equity(1)	$5,325.8	$5,325.8		$5,325.8
Total preferred shareholders’ equity	836.2	1,556.2		1,556.2

Total shareholders’ equity	$6,162.0	$6,882.0		$6,882.0

Total capitalization and short-term debt	$10,416.5	$11,136.5	$

(1)	Excludes (i) up to 26,176,950 shares initially issuable upon conversion of our Series A Preferred and (ii) up to 32,609,400 shares issuable upon conversion of our Series B Preferred represented by our previously issued depositary shares, in each case, subject to anti-dilution, make-whole and other adjustments. See “Prospectus Supplement Summary — Our Company — Preferred Stock Purchase Agreement” and “— October 2016 Financings.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus under “Description of Debt Securities,” to which reference is hereby made. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying prospectus or in the indenture referred to therein. As used in this section, the terms “we,” “us,” “our,” or “Great Plains Energy” refer to Great Plains Energy Incorporated only and not to its subsidiaries.

The following description, together with the “Description of Debt Securities” in the accompanying prospectus, is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definition of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

General

The Notes of each series constitute a single series of debt securities to be issued pursuant to an indenture, dated as of June 1, 2004 (the “indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.) (as successor to BNY Midwest Trust Company), as Trustee (the “Trustee”), as supplemented by the fifth supplemental indenture by and between the Company and the Trustee. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The 2020 Notes will initially be limited to $        aggregate principal amount and will mature on                     , 2020, the 2022 Notes will initially be limited to $        aggregate principal amount and will mature on                     , 2022, the 2027 Notes will initially be limited to $        aggregate principal amount and will mature on                     , 2027 and the 2047 Notes will initially be limited to $        aggregate principal amount and will mature on                     , 2047.

The Notes of each series will bear interest at the applicable rate per year set forth on the cover page of this prospectus supplement from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on                  and                 of each year, beginning on                 , 2017, to the persons in whose names the Notes are registered at the close of business on the immediately preceding                  and                 , respectively, whether or not such day is a Business Day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months (and for any partial periods shall be calculated on the basis of the number of days elapsed in a 360-day year of twelve 30-day months). If any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay).

As used in this section, “Business Day” means, with respect to the Notes, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, the state of Missouri, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close, except as otherwise specified in a company order pursuant to the indenture.

The Notes will be direct unsecured obligations of Great Plains Energy exclusively, and not the obligation of any of our subsidiaries. The Notes will (i) rank equally with our existing and future senior indebtedness, (ii) be effectively subordinated (with respect to underlying collateral) to any secured indebtedness that we may incur in the future, and (iii) be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

The Notes will be issued only in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

We will initially offer (i) $        aggregate principal amount of the 2020 Notes, (ii) $        aggregate principal amount of the 2022 Notes, (iii) $        aggregate principal amount of the 2027 Notes and (iv) $        aggregate

principal amount of the 2047 Notes. Subject to the terms of the indenture, we may, at any time, without consent of the holders of any series of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms (except for the price to public, the issue date and the first interest payment date, as applicable) as any such series of Notes being offered hereby; provided that if any such series of additional notes are not fungible for U.S. federal income tax purposes with the applicable series of Notes offered hereby, such series of additional notes will be issued under a separate CUSIP number. Any such series of additional notes, together with the applicable series of Notes offered hereby, will constitute a single series of notes under the indenture.

Redemption

Special Mandatory Redemption

Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017 (the “End Date”), if the Merger is not consummated on or prior to such time on such date, or (ii) the date on which the Merger Agreement is terminated (each, a “Special Mandatory Redemption Trigger”), we will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption. There is no escrow account for, or security interest in, the proceeds from the sales of the Notes for the benefit of holders of the Notes. See “Risk Factors.”

Within five Business Days after the occurrence of the Special Mandatory Redemption Trigger, we will give notice of the Special Mandatory Redemption to each holder of the Notes, stating, among other matters prescribed in the indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the Notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given).

The aggregate net proceeds from the sale of the Notes will not be held in escrow, and holders of the Notes will not have any special access or rights to, or a security interest in or encumbrance of any kind on, the net proceeds from the offering of the Notes.

Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

Special Optional Redemption

We will have the right to redeem the Notes, at our option, in whole but not in part, at any time before the End Date, at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the date of such redemption, if we determine, in our reasonable judgment, that the Merger will not be consummated on or before 5:00 p.m. (New York City time) on the End Date. If we exercise the Special Optional Redemption right, we will provide notice to each holder of the Notes to be redeemed and to the Trustee, stating, among other matters prescribed in the indenture, the exercise of the Special Optional Redemption right and that all of the Notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given). Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Optional Redemption will cease to apply.

Optional Redemption

We will have the right to redeem (i) the 2020 Notes at any time prior to the maturity date thereof and (ii) the 2022 Notes, the 2027 Notes and the 2047 Notes at any time prior to the applicable Par Call Date therefor (as set forth in the table below), in each case, in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of such Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such Notes being redeemed that would be due if, in the case of the 2020 Notes, such Notes matured on the maturity date thereof and, in the case of the 2022 Notes, the 2027 Notes and the 2047 Notes, such Notes matured on the applicable Par Call Date therefor (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), plus, in each case, accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the indenture.

We will have the right to redeem the Notes (other than the 2020 Notes), at any time on or after the applicable Par Call Date therefor, in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of such series of Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, such redemption date.

Series	Par Call Date	Make-Whole Spread

2022 Notes	, 2022 (the date that is one month prior to maturity) (the “2022 Par Call Date”)

2027 Notes	, 2027 (the date that is three months prior to maturity) (the “2027 Par Call Date”)

2047 Notes	, 2046 (the date that is six months prior to maturity) (the “2047 Par Call Date”)

For purposes of the optional redemption provisions, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of Notes to be redeemed (assuming, for this purpose, that the 2020 Notes matured on the maturity date thereof, the 2022 Notes matured on the 2022 Par Call Date, the 2027 Notes matured on the 2027 Par Call Date and the 2047 Notes matured on the 2047 Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations;

•	if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations; or

•	if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means:

•

each of Goldman, Sachs & Co. and, in the case of the 2020 Notes and the 2047 Notes, Barclays Capital Inc. and J.P. Morgan Securities LLC, in the case of the 2022 Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated and MUFG Securities Americas Inc. and, in the case of the 2027 Notes, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC or their respective affiliates and successors, unless any of them ceases to be a primary U.S. government securities dealer in the United States of

America (a “Primary Treasury Dealer”), in which case we will substitute therefor another Primary Treasury Dealer; and

•	two other Primary Treasury Dealers that we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Other than with respect to any redemption described under “— Redemption — Special Mandatory Redemption” and “Redemption — Special Optional Redemption,” notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the particular Notes or portions of such Notes to be redeemed will be selected by The Depository Trust Company in such manner as it shall determine.

Notwithstanding the foregoing, any notice of redemption at our option (other than with respect to any redemption described under “— Redemption — Special Mandatory Redemption” and “Redemption — Special Optional Redemption”) may state that such redemption will be conditional upon receipt by the Trustee on or prior to the date fixed for such redemption, of money sufficient to pay the principal of, and premium, if any, and interest on, such Notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such Notes.

Additional Covenant — Limitation on Liens

So long as any Notes remain outstanding, we will not issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a lien on any shares of capital stock or other equity interests of any majority-owned subsidiary, which shares of capital stock or other equity interests Great Plains Energy itself now or hereafter directly owns, without effectively securing the Notes equally and ratably with (or prior to) that indebtedness.

The foregoing limitation does not limit the following liens and indebtedness:

•	any lien on shares of capital stock or other equity interests of an entity, which lien exists at the time that such entity becomes a majority-owned subsidiary;

•

any lien on shares of capital stock or other equity interests created at the time Great Plains Energy acquires those shares of capital stock or other equity interests, or within 270 days after that time, to secure all or a portion of the purchase price for those shares of capital stock or other equity interests;

•

any lien on shares of capital stock or other equity interests in favor of the United States (or any State or territory thereof), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payment pursuant to any contract or statute;

•

any lien on shares of capital stock or other equity interests arising in connection with court proceedings; provided that either: (1) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings; (2) the payment of that lien is covered in full by insurance and the insurance provider has not denied or contested coverage; or (3) so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgment, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired;

•	any lien on shares of capital stock or other equity interests in favor of Great Plains Energy;

•

any lien on shares of capital stock or other equity interests of any special purpose subsidiary formed for the sole and exclusive purpose of the acquisition, development, ownership or operation of an asset with indebtedness as to which there is no recourse to Great Plains Energy or any of its affiliates other than such subsidiary;

•

any lien on shares of capital stock or other equity interests of any special purpose, bankruptcy-remote subsidiary formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights and property in connection with and pursuant to a Permitted Securitization (as defined below); and

•

the replacement, extension or renewal of any lien referred to above, provided that: (1) the principal amount of indebtedness secured by those liens immediately after the replacement, extension or renewal may not exceed the principal amount of indebtedness secured by those liens immediately before the replacement, extension or renewal; and (2) the replacement, extension or renewal lien is limited to no more than the same proportion of the shares of capital stock or other equity interests as were covered by the lien that was replaced, extended or renewed.

A “Permitted Securitization” means any sale and/or contribution, or series of related sales and/or contributions, by Great Plains Energy or any of its subsidiaries of accounts receivable, payment intangibles, notes receivable and related rights and property (collectively, “receivables”) or interests therein to a trust, corporation or other entity, where the purchase of such receivables or interests therein is funded in whole or in part by the incurrence or issuance by the purchaser or any successor purchaser of indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivables or interests therein.

Book-Entry System

Upon issuance, the Notes of each series will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, as depositary. The global securities representing the applicable series of Notes will be registered in the name of the depositary or its nominee. Except under the circumstances described in the accompanying prospectus under “Book-Entry System,” the Notes will not be issuable in definitive form. So long as the Notes of any series are represented by one or more global securities, the depositary or its nominee will be considered the sole owner or holder of such Notes for all purposes under the indenture, and the beneficial owners of such Notes will be entitled only to those rights and benefits afforded to them in accordance with the depositary’s regular operating procedures. The depositary has confirmed to us, the underwriters and the Trustee that it intends to follow such procedures with respect to the Notes. A further description of the depositary’s procedures with respect to global securities is set forth in the accompanying prospectus under “Book-Entry System.”

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream Banking, société anonyme (“Clearstream”) participants and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant

European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear cash account only as of the business day following settlement in DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. Because this section is a summary, it does not address all aspects of taxation that may be relevant to a particular holder of the Notes in light of the holder’s personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	insurance companies;

•	persons that hold the Notes as part of a “straddle,” a “hedge” or a “conversion transaction”;

•	persons liable for alternative minimum tax;

•	expatriates;

•	retirement plans;

•	any U.S. holder (as defined below) that has a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships) or investors who hold the Notes through pass-through entities.

This summary assumes that the Notes are held as capital assets for U.S. federal income tax purposes, which generally means property held for investment. In addition, except where otherwise provided, this discussion is limited to the U.S. federal income tax consequences to initial investors that purchase the Notes for cash, at their original issue price, and does not discuss the tax consequences for subsequent purchasers of the Notes. It does not consider any tax consequences arising out of U.S. federal gift, generation-skipping and estate tax law or under the tax laws of any foreign, state, local or other jurisdiction.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that is considering purchasing Notes (or a partner in such partnership), you should consult with your tax advisor.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes.

We urge you to consult your own tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the Notes and the application of the U.S. federal income tax laws to your particular situation.

Existence of the Special Mandatory Redemption and the Special Optional Redemption

We may be required, under certain circumstances, to pay additional amounts in respect of the Notes (as described in “Description of the Notes — Redemption — Special Mandatory Redemption” and “Description of the Notes — Redemption — Special Optional Redemption”). Although the issue is not free from doubt, we intend to take the position that the possibility that we will be required to pay such additional amounts is remote and, therefore, does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on all holders unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, the timing and character of a holder’s income and the timing of our deductions with respect to the Notes could be affected. Holders of Notes should consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes the Notes are not treated as contingent payment debt instruments.

U.S. Holders

A “U.S. holder” is a beneficial owner of Notes that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its sources; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Interest

If the Notes are issued at a discount from their stated redemption price at maturity, it is expected that any such discount will be less than the statutorily defined de minimis amount. Accordingly, payments of stated interest on the Notes generally will be taxable to a U.S. holder as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of the U.S. holder’s gain or loss will equal the difference between the amount the U.S. holder receives for the Note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as ordinary interest income to the extent the U.S. holder has not previously included the accrued interest in gross income) minus the U.S. holder’s adjusted tax basis in the Note. The U.S. holder’s adjusted tax basis in a Note generally will be the price the U.S. holder paid for the Note. Any such gain or loss on a taxable disposition of a Note, as described above, will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder holds such Note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations.

Net Investment Income Tax

Certain U.S. holders who are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which generally will include interest and gain on a sale in respect of the Notes, subject to certain exceptions. Each U.S. holder is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in the Notes.

Information Reporting and Backup Withholding

Payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the Notes generally will be subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation, and, if required, demonstrates its status as an exempt recipient. In addition, such payments generally will be subject to U.S. federal backup withholding tax, currently at a rate of 28%, unless the U.S. holder supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders Holding Through Foreign Accounts or Intermediaries

U.S. holders holding their Notes through foreign accounts or intermediaries should refer to “— Non-U.S. Holders — FATCA Withholding” below.

Non-U.S. Holders

A “Non-U.S. holder” is a beneficial owner of Notes that is neither a partnership or other pass-through entity for U.S. federal income tax purposes (which, as indicated above, we do not address herein) nor a U.S. holder.

Payments on the Notes

Subject to the discussions below concerning backup withholding and FATCA withholding, payments of interest on a Note to any Non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that the interest is not effectively connected with a U.S. trade or business conducted by the Non-U.S. holder and:

•	the holder is not (and, if so requested by the paying agent, certifies that it is not):

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

•	a bank receiving interest on an extension of credit made pursuant to a loan agreement with us entered into in the ordinary course of its trade or business; and

we, or our paying agent, receive:

•

from the Non-U.S. holder, a properly completed IRS Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form), signed under penalties of perjury, which provides the Non-U.S. holder’s name and address and certifies that the Non-U.S. holder of the Note is a Non-U.S. holder; or

•

from a securities clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the Non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. holder, and a copy of the Form W-8BEN or W-8BEN-E (or substitute Form W-8BEN or W-8BEN-E or the appropriate successor form) is furnished to the payor.

Special rules may apply to holders who hold Notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

If interest on a Note is effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States and, if the Non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate Non-U.S. holders, may also be subject to a branch profits tax at 30% or such lower rate as may be available pursuant to an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a Form W-8ECI.

A Non-U.S. holder that does not qualify for an exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower, including a 0%, applicable treaty rate if the Non-U.S. holder qualifies for such applicable treaty benefit and certifies such qualification via a Form W-8BEN or W-8BEN-E) on payments of interest on the Notes. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in respect of the amounts described above.

Non-U.S. holders may be required to periodically update their IRS forms.

Non-U.S. holders should consult their tax advisors concerning certification requirements and about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA withholding below, any gain realized by a Non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, if the Non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the Non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. holder is a corporation, such Non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the Non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Gain realized on a disposition of a Note will not include amounts that represent accrued but unpaid interest, which will be treated as described under “— Payments on the Notes.”

Information Reporting and Backup Withholding

Payments of interest to a Non-U.S. holder generally will be reported to the IRS and to the Non-U.S. holder. Copies of applicable IRS information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides. Non-U.S. holders are generally exempt from backup withholding, currently at a rate of 28%, and additional information reporting on payments of principal, premium (if any), or interest on a Note and the payment of proceeds from the sale of a Note, provided that the Non-U.S. holder (a) certifies its nonresident status on the appropriate IRS form (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption. Backup withholding is not an additional tax. Any backup withholding generally will be allowed as a credit or refund against the Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a U.S. federal withholding tax of 30% will be imposed in certain circumstances on payments of

(i) interest on the Notes and (ii) on or after January 1, 2019, the gross proceeds, including the return of principal, from the disposition, including a redemption, of the Notes. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective purchasers of the Notes should consult their own tax advisors regarding the application of FATCA to the purchase, ownership and disposition of Notes in their particular circumstances.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman, Sachs & Co. is acting as representative, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amounts of Notes that appear opposite its name in the table below:

Name	Principal Amount of 2020 Notes	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes	Principal Amount of 2047 Notes
Goldman, Sachs & Co.	$	$	$	$
Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
KeyBanc Capital Markets Inc.
BNY Mellon Capital Markets, LLC
UMB Financial Services, Inc.

Total	$	$	$	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered hereby are subject to certain conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes, if any are purchased.

The Notes sold by the underwriters to the public will initially be offered at the initial prices to the public set forth on the cover page of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of (i)    % of the aggregate principal amount of the 2020 Notes, (ii)     % of the aggregate principal amount of the 2022 Notes, (iii)    % of the aggregate principal amount of the 2027 Notes or (iv)    % of the aggregate principal amount of the 2047 Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of (i)    % of the aggregate principal amount of the 2020 Notes, (ii)    % of the aggregate principal amount of the 2022 Notes, (iii)    % of the aggregate principal amount of the 2027 Notes, or (iv)    % of the aggregate principal amount of the 2047 Notes to certain other dealers. If all the Notes are not sold at the initial prices to the public, the underwriters may change the prices to the public and the other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the respective underwriting discounts that we will pay to the underwriters in connection with the offering of the Notes:

Paid by Us
Per 2020 Note		%
Total 2020 Notes	$
Per 2022 Note		%
Total 2022 Notes	$
Per 2027 Note		%
Total 2027 Notes	$
Per 2047 Note		%
Total 2047 Notes	$

Expenses associated with this offering to be paid by us, other than the underwriting discounts, are estimated to be approximately $        . The underwriters have agreed to reimburse us for $         of these expenses.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Each series of the Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or seek their quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. At their sole discretion, the underwriters may discontinue any market making in the Notes at any time without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. is serving as financial advisor to us in connection with the Merger. The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Affiliates of certain of the underwriters are lenders under revolving credit agreements entered into separately with Great Plains Energy, KCP&L and GMO. In connection with these arrangements, affiliates of certain of the underwriters acted as lenders and documentation agents. In particular, affiliates of Goldman, Sachs & Co. provided us with the Commitment Letter relating to potential borrowings under the Bridge Facility, a portion of which has been thereafter syndicated to certain affiliates of the other underwriters. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Notes to the public may be made in that Relevant Member State other than:

A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative; or

C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any Notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression an “offer of Notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus do not constitute a prospectus or other disclosure document under the Corporations Act of Australia 2001 (Cth) (the “Australian Corporations Act”) and do not purport to include the information required of a disclosure document under the Australian Corporations Act. No prospectus, disclosure document, offering material or advertisement in relation to the Notes has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of Notes within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement, the accompanying prospectus or any other prospectus, disclosure document, offering material or advertisement relating to the Notes in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Korea

This prospectus supplement and the accompanying prospectus should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement and the accompanying prospectus to acquire the Notes under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The Notes have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the Notes may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the Notes may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold Notes complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold Notes.

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth in this prospectus supplement and the accompanying prospectus and has no responsibility for the prospectus supplement and the accompanying prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Notes will be passed upon for us by Heather A. Humphrey, our General Counsel and Senior Vice President — Corporate Services, and Hunton & Williams LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters.

At March 1, 2017, Ms. Humphrey owned beneficially a number of shares of Great Plains Energy’s common stock, including restricted stock, and performance shares which may be paid in shares of Great Plains Energy common stock at a later date based on Great Plains Energy’s performance, which represented less than 0.1% of the total outstanding common stock of Great Plains Energy.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries for the year ended December 31, 2016, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015, and 2014, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on March 6, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

GREAT PLAINS ENERGY INCORPORATED

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Great Plains Energy Incorporated (“Great Plains Energy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Great Plains Energy Incorporated is listed on The New York Stock Exchange under the symbol “GXP.”

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 5 of this prospectus.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the related prospectus supplement the specific terms of the plan of distribution, including the name of the underwriters, dealers or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, preference stock, depositary shares, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in any of our securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (“Westar”), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•	financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•	the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•	disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference.

GREAT PLAINS ENERGY INCORPORATED

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly-owned direct subsidiaries with significant operations or active subsidiaries are as follows:

•	Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year to Date June 30,	Fiscal Years Ended December 31,
2016	2015	2014	2013	2012	2011
1.45	2.58	2.72	2.75	2.31	2.03

For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, equity investment income and losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The ratio of earnings to fixed charges presented above does not differ materially from the ratio of earnings to combined fixed charges and preferred dividends for any of the periods reflected above.

As of the date of this prospectus, we have not issued any preference stock. If we do so in the future, we will include or incorporate by reference ratios of earnings to combined fixed charges and preference dividends for the applicable periods in addition to the ratio of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture, dated as of June 1, 2004, that we entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee. We will issue the subordinated debt securities in one or more series under the subordinated indenture, dated as of May 18, 2009, that we entered into with The Bank of New York Mellon Trust Company, N.A., as trustee. The senior indenture, the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been qualified under the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “—Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking

The debt securities will be direct unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Great Plains Energy Incorporated’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “—Subordination.” At June 30, 2016, Great Plains Energy Incorporated had approximately $1,143.4 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $331.9 million of GMO indebtedness).

Great Plains Energy Incorporated is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At June 30, 2016, our subsidiaries had approximately $3,367.4 million of aggregate outstanding debt (including debt guaranteed by Great Plains Energy Incorporated).

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•	our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest, if any, shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other similar proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Great Plains Energy Incorporated,

•	that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waived or ceased to exist, or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of and interest and premium, if any, on such Senior Indebtedness, must be paid in full before any payment of principal of, or premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Great Plains Energy Incorporated.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2016, the outstanding Senior Indebtedness of Great Plains Energy Incorporated totaled approximately $1,143.4 million (including guarantees of $331.9 million of GMO indebtedness).

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer duly endorsed or accompanied by a duly executed instrument of transfer at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation or person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustee for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•	immediately after giving effect to the transaction, no event of default (see “—Events of Default” below) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification

Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•	to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•	to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities, for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•	in the case of the subordinated indenture and in connection with the appointment of a successor trustee with respect to the debt securities of one or more (but not all) series, to add to or change any provisions of the subordinated indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee pursuant to the subordinated indenture;

•	to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture provides that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less than all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on, any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the applicable trustee for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights

Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance

Unless the applicable prospectus supplement states otherwise, we may elect either:

(1)	to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2)	to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions, among others, must be met:

•	we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent accountants, certified to the applicable trustee in writing), without reinvestment, to pay all the principal of, and premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities,

•	we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate and an opinion of counsel to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option under paragraph (1) for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities and the Subordinated Debt Securities

As of June 30, 2016, The Bank of New York Mellon Trust Company, N.A., which is the trustee under the senior indenture and the subordinated indenture, and its affiliates were the trustees for $737.5 million of our unsecured debt, and $2,180.4 million of KCP&L’s secured and unsecured debt (including Environmental Improvement Revenue debt and Environmental Improvement Revenue Refunding debt issued by certain governmental entities), under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and GMO and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the benefit of the holders of particular debt securities.

Governing Law

The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture is, and any subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK

General

The following descriptions of our common stock and the relevant provisions of our Articles of Incorporation, as amended (“Articles of Incorporation”) and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 600,000,000 shares of Common Stock without par value. As discussed below under “Description of Preference Stock,” Great Plains Energy’s authorized capital stock also consists of (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) 11,000,000 shares of Preference Stock without par value. At June 30, 2016, 154,754,049 shares of common stock were outstanding.

Dividend Rights and Limitations

The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of any outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, voting as a single class, we may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50% of net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in clauses (a) and (b), would reduce such equity below 25% of total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights

Except as otherwise provided by law and subject to the voting rights of any outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, if any, is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and

Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights

In the event of any dissolution or liquidation of Great Plains Energy Incorporated, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing

The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.”

DESCRIPTION OF PREFERENCE STOCK

The following descriptions of our preference stock and the relevant provisions of our Articles of Incorporation are summaries and are qualified by references to our Articles of Incorporation which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part. Great Plains Energy’s authorized capital stock consists of 11,000,000 shares of Preference Stock without par value in addition to (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) the common stock described above under “Description of Common Stock.”

At June 30, 2016, there were no shares of Preference Stock outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

•	the distinctive designation of such series and the number of shares of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

•	the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

•	the obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•	the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

•	any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preference stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preference stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preference stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preference stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities, and/or

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s or such successor’s procedures, as the case may be.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing

Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with their respective holdings shown on

DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as depository with respect to the global securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor depository is not obtained, securities certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through dealers or agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the specific terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and, other than our common stock, which is listed on The New York Stock Exchange, will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Heather A. Humphrey, General Counsel and Senior Vice President—Corporate Services and Hunton & Williams LLP. Pillsbury Winthrop Shaw Pittman LLP will pass on certain matters for the underwriters, dealers, purchasers, or agents. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters. At September 1, 2016, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries’ for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on September 27, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L. We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 5, 2016 and August 4, 2016, respectively; and

•	Our Current Reports on Form 8-K dated February 10, 2016 and filed with the SEC on February 16, 2016; May 3, 2016 and filed with the SEC on May 9, 2016; May 29, 2016 and filed with the SEC on May 31, 2016; May 31, 2016 and filed with the SEC on May 31, 2016; June 6, 2016 and filed with the SEC on June 7, 2016; June 13, 2016 and filed with the SEC on June 16, 2016; June 24, 2016 and filed with the SEC on June 24, 2016; July 1, 2016 and filed with the SEC on July 5, 2016; August 25, 2016 and filed with the SEC on August 25, 2016 (but only with respect to Item 8.01); September 9, 2016 and filed with the SEC on September 13, 2016; September 13, 2016 and filed with the SEC on September 19, 2016; September 21, 2016 and filed with the SEC on September 21, 2016; September 26, 2016 and filed with the SEC on September 26, 2016; and September 27, 2016 and filed with the SEC on September 27, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

$

Great Plains Energy Incorporated

$                % Notes due 2020

$                % Notes due 2022

$                % Notes due 2027

$                % Notes due 2047

PROSPECTUS  SUPPLEMENT

March     , 2017

Joint Book-Running Managers

Goldman, Sachs & Co. (All Notes)	Barclays (2020 Notes and 2047 Notes)	BofA Merrill Lynch (2022 Notes)
J.P. Morgan (2020 Notes and 2047 Notes)	MUFG (2022 Notes and 2027 Notes)	Wells Fargo Securities (2027 Notes)

Senior Co-Managers

Barclays (2022 Notes and 2027 Notes)	BofA Merrill Lynch (2020 Notes, 2027 Notes and 2047 Notes)	J.P. Morgan (2022 Notes and 2027 Notes)

MUFG (2020 Notes and 2047 Notes)	Wells Fargo Securities (2020 Notes, 2022 Notes and 2047 Notes)

Co-Managers

BNP PARIBAS (All Notes)	Mizuho Securities (All Notes)	SunTrust Robinson Humphrey (All Notes)

US Bancorp (All Notes)	KeyBanc Capital Markets (All Notes)	BNY Mellon Capital Markets, LLC (All Notes)	UMB Financial Services, Inc. (All Notes)